As filed with the United States Securities and Exchange Commission on December 8, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHITING PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-0098515
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Broadway, Suite 2300 Denver, Colorado	80290-2300
(Address of Principal Executive Offices)	(Zip Code)

Whiting Petroleum Corporation 2013 Equity Incentive Plan

(Full title of the plan)

James J. Volker

Chairman, President and Chief Executive Officer

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

(303) 837-1661

(Name, address and telephone number, including area code, of agent for service)

Copy to: Benjamin F. Garmer, III, Esq. John K. Wilson, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	978,161 shares (1)	$38.55 (2)	$37,708,106.55 (2)	$4,381.68
Preferred Share Purchase Rights	489,080.5 rights	(3)	(3)	(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of Whiting Petroleum Corporation common stock (and preferred share purchase rights) that may become issuable in accordance with the adjustment and anti-dilution provisions of the Whiting Petroleum Corporation 2013 Equity Incentive Plan.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Whiting Petroleum Corporation Common Stock on the New York Stock Exchange LLC on December 5, 2014.
(3)	The preferred share purchase rights are attached to and traded with the shares of common stock being registered. The value attributable to the preferred share purchase rights, if any, is reflected in the value attributable to the common stock.

Pursuant to Rule 429 under the Securities Act, the Prospectus referred to herein also relates to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-190197).

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

The purpose of this Registration Statement is to register 978,161 additional shares of common stock, $0.001 par value per share (“Common Stock”), of Whiting Petroleum Corporation, a Delaware corporation (the “Company” or the “Registrant”), and preferred share purchase rights attached thereto, that may be issued under the Whiting Petroleum Corporation 2013 Equity Incentive Plan (the “Plan”). The shares of Common Stock registered on this Registration Statement may be issued from time to time under the Plan as a result of the consummation of the transactions contemplated by the Arrangement Agreement, dated as of July 13, 2014 (the “Arrangement Agreement”), among the Company, Kodiak Oil & Gas Corp. (“Kodiak”) and 1007695 B.C. Ltd. (“Whiting Sub”). Pursuant to the Arrangement Agreement, on December 8, 2014, Kodiak amalgamated with and into Whiting Sub, with Kodiak surviving the amalgamation as a wholly-owned subsidiary of the Company (the “Arrangement”). Each outstanding share of Kodiak Common Stock was converted into 0.177 (the “Exchange Ratio”) of a share of the Company’s common stock, par value $0.001 per share. Additionally, pursuant to the Arrangement, each outstanding option to purchase Kodiak Common Stock (a “Kodiak Stock Option”), each restricted stock unit measured in relation to, or settleable in, Kodiak Common Stock (a “Kodiak RSU”) and each award of restricted stock relating to Kodiak Common Stock (a “Kodiak Restricted Stock Award”) (each such Kodiak Stock Option, Kodiak RSU and Kodiak Restricted Stock Award, a “Kodiak Compensatory Award”), whether vested or unvested, was assumed by the Company under the Plan and converted automatically into an option, restricted stock unit or restricted stock award, as the case may be, denominated in shares of Common Stock based on the Exchange Ratio and subject to terms and conditions substantially identical to those in effect at the time of the consummation of the Arrangement (each such assumed award, an “Assumed Award”), except that (i) the number of shares of Common Stock subject to each such Assumed Award was determined by multiplying the number of shares of Kodiak Common Stock subject to such Assumed Award by the Exchange Ratio (rounded down to the nearest whole share) and (ii) to the extent applicable, the exercise or purchase price per share of each such Assumed Award equaled (A) the per share exercise or purchase price of each such Assumed Award divided by (B) the Exchange Ratio (rounded upwards to the nearest whole cent).

Pursuant to General Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8 (Registration No. 333-190197), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement, except as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

None.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 8, 2014.

WHITING PETROLEUM CORPORATION

By:	/s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 8, 2014.

Signature	Title

/s/ James J. Volker James J. Volker	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael J. Stevens Michael J. Stevens	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Brent P. Jensen Brent P. Jensen	Controller and Treasurer (Principal Accounting Officer)

* Thomas L. Aller	Director

* D. Sherwin Artus	Director

* James E. Catlin	Director

* Philip E. Doty	Director

* William N. Hahne	Director

* Allan R. Larson	Director

* Lynn A. Peterson	Director

* Michael B. Walen	Director

*	By:	/s/ James J. Volker
James J. Volker
Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(4.1)	Whiting Petroleum Corporation 2013 Equity Incentive Plan [Incorporated by reference to Annex A to Whiting Petroleum Corporation’s definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A on March 25, 2013 (File No. 001-31899)].

(4.2)	Restated Certificate of Incorporation of Whiting Petroleum Corporation [Incorporated by reference to Exhibit 3.2 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated June 28, 2013 (File No. 001-31899)].

(4.3)	Amended and Restated By-laws of Whiting Petroleum Corporation, effective February 20, 2014 [Incorporated by reference to Exhibit 3.1 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated February 20, 2014 (File No. 001-31899)].

(4.4)	Sixth Amended and Restated Credit Agreement, dated as of August 27, 2014, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the various other agents party thereto [Incorporated by reference to Exhibit 4.1 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated August 27, 2014 (File No. 001-31899)].

(4.5)	Guaranty and Collateral Agreement, dated as of December 8, 2014, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation, Kodiak Oil & Gas Corp., Kodiak Oil & Gas (USA) Inc., Kodiak Williston, LLC and JPMorgan Chase Bank, N.A., as Administrative Agent [Incorporated by reference to Exhibit 4.16 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated December 8, 2014 (File No. 001-31899)].

(4.6)	Subordinated Indenture, dated as of April 19, 2005, by and among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation, Whiting Programs, Inc., Equity Oil Company (succeeded to Whiting Oil and Gas Corporation) and The Bank of New York Mellon Trust Company, N.A., as successor trustee [Incorporated by reference to Exhibit 4.1 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated September 21, 2010 (File No. 001-31899)].

(4.7)	Second Supplemental Indenture, dated September 24, 2010, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, creating the 6.5% Senior Subordinated Notes due 2018 [Incorporated by reference to Exhibit 4.2 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated September 21, 2010 (File No. 001-31899)].

(4.8)	Indenture, dated September 12, 2013, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee [Incorporated by reference to Exhibit 4.1 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated September 9, 2013 (File No. 001-31899)].

(4.9)	First Supplemental Indenture, dated September 12, 2013, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, creating the 5.000% Senior Notes due 2019 [Incorporated by reference to Exhibit 4.2 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated September 9, 2013 (File No. 001-31899)].

(4.10)	Second Supplemental Indenture, dated September 12, 2013, among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, creating the 5.750% Senior Notes due 2021 [Incorporated by reference to Exhibit 4.3 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated September 9, 2013 (File No. 001-31899)].

(4.11)	Rights Agreement, dated as of February 23, 2006, between Whiting Petroleum Corporation and Computershare Trust Company, Inc. [Incorporated by reference to Exhibit 4.1 to Whiting Petroleum Corporation’s Current Report on Form 8-K dated February 23, 2006 (File No. 001-31899)].

(5)	Opinion of Foley & Lardner LLP (including consent of counsel).

(23.1)	Consent of Deloitte & Touche LLP.

(23.2)	Consent of Ernst & Young LLP

(23.3)	Consent of Cawley, Gillespie & Associates, Inc., Independent Petroleum Engineers.

(23.4)	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).

(24)	Powers of Attorney.